Exhibit 99.1

FOR IMMEDIATE RELEASE	Nasdaq: NSIT

Insight Enterprises, Inc. announces

$50 Million stock REPURCHASE authorization

TEMPE, AZ – February 26, 2020 – Insight Enterprises, Inc. (Nasdaq: NSIT) (the “Company”) announced today that its Board of Directors has authorized the repurchase of up to $50 million of the Company's common stock. The Company's share repurchases will be made on the open market, through block trades, through 10b5-1 plans or otherwise. The number of shares purchased, and the timing of the purchases will be based on working capital requirements, general business conditions and other factors. The Company intends to retire the repurchased shares.

FORWARD-LOOKING INFORMATION

Certain statements in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those made regarding the Company's plans to repurchase shares of its outstanding common stock, are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Some of the important factors that could cause the Company's actual results to differ materially from those projected in any forward-looking statements, include, but are not limited to, a decline in the expected cash flow from operations to fund working capital requirements, general economic conditions, net sales and collection of accounts receivable, the amount and timing of capital expenditures, and future economic, industry or market conditions or performance. Additionally, there may be other risks that are otherwise described from time to time in the reports that the Company files with the Securities and Exchange Commission. Any forward-looking statements in this release should be considered in light of various important factors, including the risks and uncertainties listed above, as well as others. The Company assumes no obligation to update, and does not intend to update, any forward-looking statements. The Company does not endorse any projections regarding future performance made by third parties.

ABOUT INSIGHT
Today, every business is a technology business. Insight Enterprises Inc. empowers organizations of all sizes with Insight Intelligent Technology Solutions™ and services to maximize the business value of IT. As a Fortune 500-ranked global provider of Digital Innovation, Cloud + Data Center Transformation, Connected Workforce, and Supply Chain Optimization solutions and services, we help clients successfully manage their IT today while transforming for tomorrow. From IT strategy and design to implementation and management, our 11,000 teammates help clients innovate and optimize their operations to run business smarter. Discover more at www.insight.com.

CONTACTS:

INVESTORS:

Insight Enterprises, Inc.

Glynis Bryan 480-333-3251

GLYNIS.BRYAN@INSIGHT.COM

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Insight Enterprises, Inc.	6820 South Harl Avenue	Tempe, Arizona 85283	800.467.4448	FAX 480.760.8958

or

Helen Johnson, 480-333-3234

HELEN.JOHNSON@INSIGHT.COM

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Insight Enterprises, Inc.	6820 South Harl Avenue	Tempe, Arizona 85283	800.467.4448	FAX 480.760.8958